UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

April 25, 2005

Terra Nostra Resources Corp.

(Exact name of registrant as specified in its charter)

Nevada

000-49631

86-0873500

 (State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification Number No.)

1000 – 1166 Alberni Street, Vancouver, BC

V6E 3Z3

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code:  (604) 694-1110

 (Former name or former address, if changed since last report)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2005, Terra Nostra Resources Corp. (the “Corporation”) announced the closing of its Acquisition Agreement with RTO Investments Corp., a Bahamian corporation (“RTO”) which was completed on April 21, 2005.

On December 11, 2004, the Corporation announced that it had entered into a Joint Venture Contract with Shandong Jinpeng Copper Co. Ltd. (“SJCC”) and that in connection with entering into the Joint Venture Contract, the Corporation had also entered into an Acquisition Agreement with RTO whereby RTO would agree to terminate its existing contract with SJCC, in exchange for shares of the Corporation’s common stock.  The termination of the joint venture agreement between RTO and SJCC was effected on December 11, 2004.  The Corporation advised that it would not issue the shares to RTO until the Chinese business license for the Joint Venture Company to be formed between the Corporation and SJCC had been granted and the assets of SJCC and its related companies were transferred to the Joint Venture Company.

Under the terms of the Acquisition Agreement, the Corporation had an obligation to undertake and complete certain actions prior to the closing of the Acquisition Agreement with RTO.

On April 21, 2005, the Corporation and RTO entered into an Amendment to the Acquisition Agreement, a copy of which is appended to this filing and effected the closing of the agreements.  Pursuant to the Amendment, the Corporation delivered a total of 35 million shares to RTO at closing.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

The issuance and delivery of the 35 million shares to RTO pursuant to this agreement has effected a change in control of the Corporation.

RTO is controlled by the Poe Family Trust, of which Sun Liu James Po is the trustee and holds investment and voting control and therefore holds voting control over the shares of the Corporation owned by RTO.  RTO has not yet taken delivery of the shares and has indicated that it may assign certain of its rights to the shares to other persons or entities.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

The following Exhibit is attached to this Form 8-K:

10.9

Amendment to the Acquisition Agreement dated April 21, 2005 entered into by and between the Registrant and RTO Investments Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Vancouver, BC, Canada, this 25th day of April 2005.

TERRA NOSTRA RESOURCES CORP.

By: /s/ Donald C. Nicholson

Name:  Donald C. Nicholson

Title:    President and Secretary